Exhibit 10.2

SARA LEE CORPORATION

ANNUAL INCENTIVE PLAN

PROGRAM DESCRIPTION FOR FISCAL YEAR 2005

Performance Goals Applicable to Sara Lee Corporate Staff Participants

Explanatory Note: In June 2004, the Compensation and Employee Benefits Committee of the Board of Directors of Sara Lee Corporation approved the general terms and the categories of financial standards for Sara Lee’s annual incentive plan for fiscal year 2005. In August and September 2004, the Committee approved the specific fiscal year 2005 targets for each payout level under the annual incentive plan; however, the plan was not finalized in time for filing with Sara Lee’s annual report on Form 10-K.

Purpose

The objective of the Annual Incentive Plan (the “Plan”) is to advance the interests of Sara Lee Corporation (“SLC”) by:

a)	Rewarding financial performance that is closely linked to increased shareholder value;

b)	Measuring the effectiveness of SLC operating performance and capital management;

c)	Basing a significant portion of all executives’ incentives on operating unit results;

d)	Continuing to provide significant rewards for exceptional performance.

Incentive Opportunity & Standards of Performance

A summary of FY05 Standards of Performance and the corresponding incentive opportunities for U.S. Participants are shown in Attachment 1. Where applicable, similar Attachments for Participants in countries other than the U.S. are available from the appropriate Group Human Resources Vice Presidents. The following applies to the Plan goals:

•	Financial and Individual Standards of Performance are established at the beginning of the Incentive Plan Year. The Financial Standards of Performance for Corporate Staff Participants and the Plan parameters applicable to all Plan Participants are approved by the Compensation and Employee Benefits Committee of the SLC Board of Directors (“the Committee”).

•	Operating Unit executive management will develop the financial goals within their respective lines of business. The SLC Chief Executive Officer (CEO) and President and Chief Operating Officer (COO) will approve the Operating Unit financial goals for each line of business. Operating Unit Corporate Officers also have a corporate earnings per share goal.

•	Financial Standards of Performance for Plan Participants are based on diluted earnings per share (EPS), sales, operating profit, return on investment (ROI or ROIC), and cash flow. Attachment 2 displays the financial goals applicable to Corporate Staff Participants for FY05. In the event of a major divestiture during the Incentive Plan Year, performance goals may need to be appropriately adjusted.

•	It is recommended that Individual Standards of Performance (SOPs) be limited to a maximum of five, substantive and measurable objectives. Where applicable, specific Diversity and Marketing, Advertising and Promotion (MAP) spending Standards of Performance will be set.

•	For all “A”-level executives the Individual SOP percentage, listed in Attachment 1, is considered entirely discretionary. The executive should identify up to five specific Individual SOPs and set the performance criteria associated with achieving each SOP. A specific percentage should not be allocated to the achievement of each Individual SOP. At the end of the fiscal year, the executive’s manager will make an overall assessment of performance results for each of the specific SOPs as well as any other accomplishments or criteria deemed relevant in determining the percentage payout attributable to this overall category.

Performance Period

All Standards of Performance are measured over a one-year performance period, i.e. the Incentive Plan Year. The Incentive Plan Year for FY05 is July 4, 2004 to July 2, 2005.

Performance Level Definitions

Outstanding (“Maximum”) - An unusually high level of performance far exceeding targeted performance requiring significant “stretch” to achieve.

Superior /Target – Typically the target level of performance; attainment requires considerable “stretch” to achieve.

Good - The level of performance at which attainment of goals is below the Superior level but considerably above the Acceptable performance level.

Acceptable - A minimal level of acceptable performance.

Marginal – Performance below the Acceptable level.

Incentive Award Payout Levels

Incentive Award Payout Levels expressed as a percentage of a position’s annual incentive maximum are as follow:

Outstanding	=	100% of Maximum
Superior / Target	=	75% of Maximum
Good	=	50% of Maximum
Acceptable	=	25% of Maximum
Marginal	=	0%

Straight-line interpolation is used for calculating results between performance levels.

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Incentive Award Payments

Incentive award payments are distributed after the Incentive Plan Year results have been publicly announced and the individual awards requiring the review and approval of the Committee at its August, 2005 meeting have been approved. Generally, a Participant must be an employee on the last day of the fiscal year in order to be eligible to receive any incentive award.

Beginning in FY05, the following two changes are effective:

•	bonus maximums for “A” level Participants have been reduced by 25% with the equivalent value being shifted into incremental funding of each business unit’s long-term incentive pool

•	all participants will receive their bonus payments, if any, in cash (unless otherwise deferred); “A” level executives will no longer receive a portion of their bonus in stock or restricted stock units

Administrative Provisions

The Committee and the Chief Executive Officer of SLC, whose decisions are final, shall administer the Plan jointly. The Senior Vice President - Human Resources will be responsible for the administrative procedures governing the Plan including ensuring the existence of approved Standards of Performance and presenting the performance results under the Plan to the Committee for its approval. The following administrative procedures shall govern:

a) The Committee will approve individual incentive awards for all corporate officers and those executives whose salaries are above the midpoint of salary grade 39. The Chief Executive Officer may approve all other incentive awards.

b) Incentive awards may be made in cash, stock or any combination of cash and stock as permitted under the 1998 and 2002 Long-Term Incentive Stock Plans. Any awards earned under the FY05 AIP will be made in cash. Participants paid in the U.S. and subject to taxation in the U.S. may elect to defer part or all of their incentive awards pursuant to the terms and conditions of the SLC Executive Deferred Compensation Plan.

c) A new Participant who begins participation during the Incentive Plan Year may be eligible for a pro-rata incentive award from the date of entry into the Plan. Typically, a new Participant should have been actively employed for at least one calendar quarter of the Incentive Plan Year in order to receive consideration for a pro-rata incentive award.

d) In the case of death, total disability, or retirement under a SLC retirement plan during the Incentive Plan Year, a Participant or the Participant’s estate is eligible for a pro-rata incentive award based upon the Participant’s period of active service during the Incentive Plan Year. The award will be distributed at the same time as those of active Participants.

e) A Participant who is terminated and who subsequently receives severance pay under a SLC severance plan may be eligible for a pro-rata incentive award. Management will determine the amount of any pro-rata incentive award based upon the facts and circumstances related to the Participant’s termination as well as the amount of time the Participant was actively employed during the Incentive Plan Year.

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f) Unless otherwise approved by the Chief Executive Officer, any Participant who resigns or is terminated during the Incentive Plan Year (except as provided for above) will not be entitled to any incentive award attributable to the Incentive Plan Year.

g) A Participant who is employed as of the end of the Incentive Plan Year shall be entitled to receive an incentive award regardless of whether the Participant resigns or is terminated between the end of the Incentive Plan Year and the date the incentive awards are actually distributed.

h) Performance results under the Plan will be measured by taking into consideration those Exclusions listed in Attachment 3.

i) SLC reserves the right to offset any funds from any incentive award due a terminating or terminated Participant to which SLC has a “claim of right”.

j) Nothing herein shall be construed as an agreement or commitment to employ any Participant or to employ a Participant for any fixed period of time or constitute a commitment by SLC that any Participant will continue to receive an incentive award or will continue as a Participant in the Plan.

k) The Committee reserves the right to amend, modify, interpret or terminate the Plan or awards to be paid under the Plan at any time for any reason.

l) The Committee may delegate certain administrative responsibilities to the Chief Executive Officer except for the following:

1) Any actions affecting the Chief Executive Officer, and other elected officers of SLC,

2) Approval of Corporate Financial Standards of Performance and certification of performance results relative to such standards following the end of the Incentive Plan Year,

3) Approval of any substantive changes or amendments to the Plan.

m) For purposes of calculating the actual performance results at the end of the Performance Period, Operating Profit will be reduced by any amount that actual MAP expenditures are less than the budgeted amount stated in an Operating Unit’s FY05 AOP for Strategic Investment Brands and Support and Grow Brands as submitted to SLC. The impact of any such adjustment will also be reflected in the Operating Unit’s ROI and operating cash flow results.

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Attachment 1

Sara Lee Corporation

FY05 Annual Incentive Plan Parameters

Employee Members of the SLC Board of Directors

		Maximum Incentive Opportunity as a Percent of Base Salary
		Financial Standards						Discretionary / Individual Standards Of Performance	Total Incentive Opportunity
Executive Level	Title	EPS	Sales	Operating Profits	ROIC	Cash Flow
A	Chairman and CEO	100%	30%	60%	35%	45%		—	270%
A	President and COO	55%	40%	65%	30%	30	% (Oper.)	—	220%

Corporate Staff Participants
		Maximum Incentive Opportunity as a Percent of Base Salary
		Financial Standards						Discretionary / Individual Standards Of Performance	Total Incentive Opportunity
Executive Level	Title	EPS	Sales	Operating Profits	ROIC	Cash Flow
A	Executive Vice President	50%	20%	25%	25%	25%		25%	170%
A	Senior Vice President	45%	15%	25%	25%	20%		25%	155%
A	Vice President	40%	10%	20%	20%	15%		20%	125%
A	Other Designated A-Level Executive	30%	10%	15%	15%	10%		15%	95%
B	Executive Director (Grade 32 and above)	30%	5%	10%	10%	5%		15%	75%
B	Executive Director (Below grade 32)	20%	5%	10%	5%	5%		10%	55%
C	Director	15%	5%	5%	5%	5%		5%	40%

U.S. Operating Unit Participants
		Maximum Incentive Opportunity as a Percent of Base Salary
		Financial Standards						Discretionary / Individual Standards Of Performance	Total Incentive Opportunity
Executive Level	Title	EPS	Sales	Operating Profits	ROI	Operating Cash Flow
A	Corporate Executive Vice President	25%	35%	50%	20%	20%		20%	170%
A	Corporate Senior Vice President	20%	35%	45%	20%	20%		20%	160%
A	Corporate Vice President	15%	35%	40%	15%	25%		20%	150%
A	Operating Unit President (Grade 35 & Above)	—	30%	35%	20%	20%		20%	125%
A	Operating Unit President (Below Grade 35)	—	30%	20%	15%	20%		20%	105%
A	Other Designated A-Level Executive	—	25%	20%	15%	15%		20%	95%
B	Operating Executive (Grade 32 and above)	—	20%	15%	10%	10%		20%	75%
B	Operating Executive (Below Grade 32)	—	15%	10%	5%	10%		15%	55%
C	Operating Executive	—	10%	10%	5%	5%		10%	40%

Attachment 2

SARA LEE CORPORATION

FY05 ANNUAL INCENTIVE PLAN

Performance targets would be reset to reflect impact of major divestitures

DILUTED EPS GOALS

Performance Levels	Payout Levels	FY05 Diluted EPS Goals
Outstanding	100%	(1)
Superior	75%	(1)
Good	50%	(1)
Acceptable	25%	(1)
Marginal	0%	(1)
ROIC GOALS
Performance Levels	Payout Levels	FY05 ROIC Goals
Outstanding	100%	(1)
Superior	75%	(1)
Good	50%	(1)
Acceptable	25%	(1)
Marginal	0%	(1)

(1)	The specific financial goals were approved by the Committee and are contained in the minutes of the August 27, 2004 meeting.

Attachment 2 (cont’d.)

SARA LEE CORPORATION

FY05 ANNUAL INCENTIVE PLAN

NET SALES GOALS

Performance Levels	Payout Levels	FY05 Net Sales Goals ($ in millions)
Outstanding	100%	(1)
Superior	75%	(1)
Good	50%	(1)
Acceptable	25%	(1)
Marginal	0%	(1)
CASH FLOW * GOALS
Performance Levels	Payout Levels	Cash Flow* ($ in millions)
Outstanding	100%	(1)
Superior	75%	(1)
Good	50%	(1)
Acceptable	25%	(1)
Marginal	0%	(1)

*	For Corporate Staff Participants, Cash Flow is defined as Net Cash from Operating Activities, plus Tobacco Divestiture Proceeds, less Capital Expenditures. Merger and acquisition activity would be included with the exception of the possible sale of the Sara Lee Apparel Europe business.
(1)	The specific financial goals were approved by the Committee and are contained in the minutes of the August 27, 2004 meeting.

Attachment 2 (cont’d.)

SARA LEE CORPORATION

FY05 ANNUAL INCENTIVE PLAN

OPERATING PROFIT GOALS

(At FY05 Peg Rates, $ in millions)

Performance Levels	Payout Levels	Operating Profit* ($ in millions)
Outstanding	100%	(1)
Superior	75%	(1)
Good	50%	(1)
Acceptable	25%	(1)
Marginal	0%	(1)

(1)	The specific financial goals were approved by the Committee and are contained in the minutes of the August 27, 2004 meeting.

Attachment 3

Definitions

a)	Base Salary means base salary earned or actually paid (dependent upon the practice of the business unit) to the Participant during the Incentive Plan Year disregarding any deferral elections, premiums, expatriate allowances, expense reimbursements, commissions, other incentives, severance or termination pay, lump sum merit awards, payments from deferred compensation arrangements and compensation attributable to the exercise of stock options or other forms of long-term incentive compensation.

b)	The Board means the SLC Board of Directors.

c)	Cash Flow means Net Cash from Operating Activities, plus Tobacco Divestiture Proceeds, less Capital Expenditures. Merger and acquisition activity would be included with the exception of the possible sale of the Sara Lee Apparel Europe business.

d)	The Committee is the Compensation and Employee Benefits Committee of the Board.

e)	Division means an operating profit center of SLC.

f)	Earnings Per Share means diluted earnings per share.

g)	Exclusions means the automatic exclusion of the following from relevant financial data for purposes of measuring performance (subject to the Committee’s use of negative discretion):

1.	Any other extraordinary or unusual charges or income (accounting definition) that are quantified and identified separately on the face of the Income Statement

2.	Revisions to the U.S Internal Revenue Code

3.	Changes in generally accepted accounting principles

4.	Gains or losses from discontinued operations (accounting definition)

5.	Restructuring charges

6.	Acquisitions made during the fiscal year and not included in the Annual Operating Plan will be excluded. Divestitures made during the fiscal year and not included in the Annual Operating Plan as divestments will only be included through the date of divestment.

h)	Incentive Plan Year is the same as SLC’s fiscal year beginning on July 4, 2004 and ending July 2, 2005.

i)	Operating Profit means operating profits as shown on Line 16 of the EO-200 income statement, with the following adjustment(s):

1.	Operating Profit of businesses acquired during the year and not included in the Annual Operating Plan shall be excluded.

2.	Operating Profit of businesses divested and not included in the Annual Operating Plan as divestments will only be included through the date of divestment.

j)	Participant means an “A”, “B” or “C” level executive of SLC or any of its Divisions or business units.

k)	Return on Investment (“ROI”) as defined in Finance Policy 130.

l)	Standards of Performance means a Financial or Individual performance measure.

m)	Total Disability is as defined under the SLC Long-Term Disability Plan or the specific Sara Lee sponsored disability plan under which the Participant is covered.